EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     THIS ASSET PURCHASE AGREEMENT is entered into as of the 2nd day of February, 2000, by and among Hartan, Inc., ("Hartan"); the undersigned affiliated companies, each of which have filed for Chapter 11 protection in cases that are being jointly administered with the Chapter 11 case of Hartan (the "Affiliates"; Hartan and the Affiliates being hereinafter referred to, collectively, as "Tanners"); and Restaurant Teams International, Inc. ("RTI").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, on January 28, 2000 (the "Petition Date"), each of Tanners filed a petition under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss. 101 et seq. (the "Bankruptcy Code") which are pending as Case Nos. 00-61323-MHM through 00-61329-MHM, for which a request is pending for joint administration (the "Proceedings") in the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division (the "Bankruptcy Court") and each has entered into this Agreement as a debtor and as a debtor-in-possession; and

     WHEREAS, Tanners desire to sell and RTI desires to purchase all of the assets owned and/or used by Tanners in connection with, associated with, or otherwise necessary for the operation of the eight (8) Tanners restaurants located in metropolitan Atlanta which are operated at the leased premises described on Exhibit "A" attached hereto and incorporated herein (the "Acquired Restaurants") upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, Tanners and RTI agree as follows:

     1. RELATED MOTIONS AND AGREEMENTS

     RTI's obligation to purchase assets hereunder are subject to Tanners' filing certain motions and obtaining third party consents and Bankruptcy Court approval as follows:

     1.1 Approval of D.I.P. Financing and Management Agreement. Within three (3) business days after the commencement of the Proceedings, the Bankruptcy Court shall have approved post-petition financing by RTI in an order (the "D.I.P. Financing Order"), which grants RTI superpriority lien rights under Section 364(c)(2) and (d) of the Bankruptcy Code and which enables Tanners to maintain the status quo of its business operations for at least ten (10) days after the Petition Date, including, without limitation, maintaining existing employees and restaurant management, on the terms and conditions described in the letter agreement (and attached term sheet) executed by Tanners and RTI on January 27, 2000 and attached hereto as Exhibit "B" (the "Letter Agreement"). Within three

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(3) business days after the commencement of the Proceedings, the Bankruptcy
Court shall have approved the management agreement as described in the Letter Agreement, including the initial indemnity of certain key members of management as described in the Letter Agreement (the "Management Order").

     1.2 Establishment of Sale Procedures and Approval of this Agreement. Within three (3) business days after the commencement of the Proceedings, the Bankruptcy Court shall have entered an order approving the sale procedures, including, but not limited to, the bidding, overbidding, earnest money deposit, and break-up fee provisions as described in the Letter Agreement in form and substance acceptable to RTI (the "Sale Procedures Order"). Within one (1) business day after the Petition Date, Tanners shall have filed a motion for approval of a sale as contemplated under this Agreement and under the Sale Procedures Order. Within ten (10) days after the Petition Date, the Bankruptcy Court shall have entered an order approving the sale of assets to RTI as described in this Agreement, free and clear of all liens or encumbrances, with that order to include certain findings of fact and conclusions of law described more fully in the Letter Agreement and otherwise to be in form and substance reasonably acceptable to RTI (the "Sale Order").

     1.3 Leases for the Acquired Restaurants. Prior to the closing (the "Closing") of the sale of assets to RTI hereunder, Tanners shall endeavor to obtain, with assistance from RTI, the written agreement of the landlords under each of the leases listed for the Acquired Restaurants on Exhibit "A" (the "Restaurant Leases") for modification of each of the Restaurant Leases to allow the waiver of arrearages as of the Petition Date and the consent of each such landlord to assumption and assignment of the Restaurant Leases, as modified, to RTI at the Closing or an agreement to enter into a new leases on such terms as Seller shall deem acceptable in its sole discretion ("New Leases"). Prior to the Closing, Tanners shall file a motion, and obtain court approval, to assume and assign all of the Restaurant Leases (except such Restaurant Leases as to which RTI has entered into New Leases) to RTI in connection with the Closing, with RTI to pay amounts required to cure defaults under the Restaurant Leases which it designates for assumption and assignment hereunder. The order entered by the Bankruptcy Court in connection with assumption and assignment of the Restaurant Leases shall confirm (a) that one of Tanners is presently the tenant under the Restaurant Leases; (b) that each of the Restaurant Leases is in effect and has not been terminated; and (c) that no landlord or other creditor has any valid objection to such assumption and assignment. There may be claims by certain landlords that certain Restaurant Leases were terminated prior to the Petition Date and to the extent that any Restaurant Lease was terminated prior to the Petition Date, Debtors shall not be required to obtain an order authorizing the assumption and assignment of any such Restaurant Lease.


     2. PURCHASE AND SALE.

     2.1 Acquired Assets. Subject to satisfaction prior to the Closing of the conditions set forth in Sections 1 and 4 hereof, Tanners shall sell, assign, transfer, and deliver to RTI, and RTI shall purchase, acquire and take assignment and delivery of the following assets of Seller (collectively, the "Acquired Assets"):

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     (a) All of Tanners' cash, accounts receivable, prepaid charges, and telephone numbers, provided, however, that from such cash Tanners and RTI will establish an escrow in an amount to determined by Tanners and RTI for payment of administrative expense claims incurred from the Petition Date through the Closing, with any payment from the escrow to be made only with the mutual agreement of Tanners and RTI;

     (b) All of Tanners' title to, interest in, and rights under the Restaurant Leases and, to the extent covered by the Restaurant Leases, any and all fixtures, leasehold improvements, machinery, installations, equipment, and other property attached thereto or located thereon (the "Leased Real Property"), and any security deposits, escrow accounts, or utility deposits related to the Restaurant Leases;

     (c) All inventory of Tanners used or useful in the operations of the Acquired Restaurants;

     (d) All fixtures, machinery, equipment, furniture, restaurant or office furnishings, tools, spare parts, and other personal property of Tanners used or useful in the operations of the Acquired Restaurants;

     (e) All right, title and interest of Tanner's in trademarks, trademark rights and interests necessary for the exclusive use of the trademarks "Tanner's", "Tanner's - Home of the Rotisserie" and derivations therefrom in connection with continued operations of the Acquired Restaurants and in connection with expansion of Tanners' restaurant concept in connection with any other restaurants or business operations of RTI or its licensees throughout the United States and the world (collectively, the "Acquired Trademarks");

     (f) All of Tanners' right, title, and interest in, under or to all patents, trademarks, trade names, and copyrights, and applications therefor, owned by or under license to Tanners and used in connection with the Acquired Restaurants, and all inventions, discoveries (whether or not patentable), processes, designs, know-how, trade secrets, proprietary data, intellectual property of all kinds and other technology owned by or under license to any of Tanners and used in connection with operation of the Acquired Restaurants, including without limitation all drawings, plans, specifications, patterns, blueprints, information, knowledge, and procedures used in connection with the design or operation of the Acquired Restaurants (collectively, the "Intellectual Property");

     (g) All of Tanners' rights under any contracts with vendors or other third parties or under any other executory contracts or unexpired leases which, in each case, are identified by RTI prior to the Closing as being appropriate for continued operation of the Acquired Restaurants (collectively, the "Identified Executory Contracts");

     (h) All of Tanners' permits, licenses, and franchises relating to the operation of the Acquired Restaurants, to the extent transfer or assignment is permitted by law;

     (i) All of Tanners' interest in connection with liquor licenses used in connection with operation of the Acquired Restaurants before the Petition Date;

     (j) All of Tanners' goodwill relating to the operation of the Acquired Restaurants and the use of the Acquired Trademarks and Intellectual Property;

     (k) All of Tanners' interest in any software, vendor lists, programs, and other intangibles used in or related to the operation of the Acquired Restaurants;

     (l) All of Tanners' right, title and interest in any franchise agreements, franchise rights and royalties, including, without limitation, the right to enter into franchises in the future; and

     (m) All of Tanners' rights relating to or arising out of express or implied warranties from the suppliers to the Tanners with respect to equipment, fixtures, or other items included in the Acquired Assets.


     2.2 Excluded Assets. Notwithstanding the foregoing, Tanners are not selling and RTI is not purchasing, pursuant to this Agreement, any tangible or intangible properties, assets or rights of Tanners not specifically included in the Acquired Assets. Without limiting the foregoing, there shall not be sold, assigned, transferred or delivered hereunder any of the following assets of Tanners, and the term "Acquired Assets" shall not include:

     (a) Any Avoidance Actions; and

     (b) Accounting or tax records and books that the Seller is required to retain pursuant to any statute, rule or regulation, subject however to RTI's right of inspection and access pursuant to this Agreement and RTI's right to copy same.

     3. PURCHASE PRICE

     3.1 Payment of Purchase Price. Subject to adjustment as described in
Section 3.2 below, RTI shall pay to Tanners as the purchase price for the Acquired Assets (the "Purchase Price") (a) Two Hundred Fifty Thousand Dollars ($250,000) in immediately available funds to such account or accounts as may be specified by Tanners to RTI at least three days prior to the Closing plus (b) forgiveness of management fees and/or debt owed by Tanners to RTI under the D.I.P. Financing Order plus (c) an indemnity (the "Final Indemnity") in favor of the Key Personnel (as hereinafter defined) for certain claims up to a maximum aggregate amount of $125,000 (inclusive of an initial indemnity provided to the Key Personnel under the Management Order).

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     3.2 Adjustment of Purchase Price. If an appeal of the Sale Order is filed and RTI agrees to keep this Agreement in place pending such appeal and such appeal is ultimately lost, thereby permitting the sale of Acquired Assets hereunder to proceed, the Purchase Price shall be reduced by an amount equal to all costs and expenses reasonably incurred by RTI in participating in the defense of such appeal and shall be further reduced by an amount calculated at the rate of 10% of the Purchase Price per annum from the date of the filing of the notice of appeal until a final order resolving all issues on appeal, to compensate RTI for RTI's loss of use and lost earnings potential.

     4. ASSUMPTION OF CERTAIN OBLIGATIONS

     4.1 Assumed Post-Closing Obligations. At the Closing, RTI shall (a) hire all of Tanners' employees and assume the obligation to pay any unpaid, accrued salary due from Tanners to those employees for services before the Closing, including any payroll taxes and related expenses; and (b) assume and agree to pay, perform, fulfill, and discharge, all obligations of Tanners under the Restaurant Leases, as modified as described in Section 1.3, and the Identified Executory Contracts which become due and payable or are required to be performed or fulfilled after the Closing (collectively, the "Assumed Obligations").

     4.2 Excluded Obligations. Notwithstanding anything in this Agreement to the contrary, RTI shall not assume, and shall not be deemed to have assumed, any liability or obligation of Tanners whatsoever whether known or unknown, fixed or contingent and however arising, other than as specifically set forth in Section
4.1 above, it being understood that the Sale Order shall specifically provide that RTI is assuming no liabilities or obligations of Tanners other than the Assumed Obligations. Without limiting the generality of the preceding sentence RTI shall not assume and shall not be deemed to have assumed any liability, whether direct, indirect or contingent, for or in respect of any federal, state, local, or foreign income, capital gains, property transfer, value added, capital stock, franchise or other taxes imposed on Tanners or with respect to the Acquired Assets, including but not limited to, operation of the Acquired Restaurants, which accrued prior to the Closing.

     5. CLOSING.

     5.1 Time and Place. The Closing, including the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement shall be held at the offices of Greenberg Traurig, One Buckhead Plaza, 3060 Peachtree Road, Suite 1100, Atlanta, Georgia 30305 at a time and date specified by RTI within the first three (3) business days following satisfaction of the other conditions precedent specified in this Agreement or at such other time (but in any event not later than February ____, 2000) as RTI and Tanners may agree. Notwithstanding anything to the contrary herein, RTI may delay the Closing pending resolution of an appeal of the Sale Procedures Order or the Sale Order as described in Section 10.1(d) below. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date."

     5.2 Transactions at Closing. At the Closing:

     (a) Tanners shall duly execute and deliver to RTI a bill of sale in form and substance reasonably acceptable to RTI, together with such deeds, certificates of title and other instruments of assignment or transfer with respect to the Acquired Assets as RTI may reasonably request and as may be necessary to vest in RTI good record and marketable title to all of the Acquired Assets, in each case free and clear of any liens, claims, interests, options or encumbrances (collectively "Encumbrances") pursuant to Sections 363(b), (f), and
(m) of the Bankruptcy Code.

     (b) RTI shall pay the Purchase Price on the Closing Date in the manner specified in Section 3.1 above.

     (c) RTI shall duly execute and deliver to Tanners an instrument of assumption in form and substance reasonably acceptable to Tanners with respect to the Assumed Obligations.

     6. REPRESENTATIONS AND WARRANTIES OF TANNERS. Tanners represent and warrant to RTI as follows:

     6.1 Authority; Non-Contravention. Subject to and after giving effect to the approval of the Bankruptcy Court by entry of the Sale Order (a) Tanners have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) Tanners have obtained all (if any) necessary approvals for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (c) this Agreement has been duly executed and delivered by Tanners (and assuming due authorization, execution, and delivery by RTI) constitutes Tanners' legal, valid and binding obligations, enforceable against each of them in accordance with its terms.

     6.2 Title to Acquired Assets, Relation to Operation of the Acquired Restaurants. Tanners are the lawful owners of, have good and valid record and marketable title to, and, subject to the approval of the Bankruptcy Court by entry of the Sale Order, have the full right to sell, convey, transfer, assign, and deliver the Acquired Assets to RTI, without any restrictions of any kind whatsoever, free and clear of any and all Encumbrances pursuant to Sections 363(b), (f), and (m) of the Bankruptcy Code. All of the Acquired Assets are entirely free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases). At and as of the Closing, Tanners will convey the Acquired Assets to RTI by deeds, bills of sale, certificates of title and instruments of assignment and transfer effective to vest in RTI, and RTI will have, good and valid record and marketable title to all of the Acquired Assets, free and clear of any and all Encumbrances pursuant to Sections 363(b), (f), and (m) of the Bankruptcy Code.

     6.3 Governmental Consents: Licenses. Except for approval by the Bankruptcy Court, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this Agreement by Tanners or for the consummation by Tanners of the transactions contemplated hereby.

     6.4 Compensation of and Contracts with Employees. Tanners have no collective bargaining agreement, employment agreement, or other agreement, written or oral, with or pertaining to any currently active employee.

     6.5 Intellectual Property. Tanners have not licensed to any party the right to use any of the Acquired Trademarks or any of the Intellectual Property.

     7. CONDUCT OF BUSINESS PENDING CLOSING. Tanners and RTI covenant and agree that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the other parties in writing or as contemplated by this Agreement:

     7.1 Full Access. Through the Closing, Tanners will permit RTI and its representatives to examine Tanners' assets, business affairs, and finances and to interview Tanners' officers, directors, employees, and suppliers. Through the Closing, Tanners shall afford to RTI and its representatives full access to all properties, books, records, contracts and documents of Tanners and a full opportunity to make such investigations as RTI or its representatives shall desire to make with respect to the Acquired Restaurants, other Acquired Assets, and Assumed Obligations. Tanners shall furnish or cause to be furnished to RTI and its representatives all such information as Tanners possess or can reasonably obtain with respect to the Acquired Restaurants, the other Acquired Assets, and the Assumed Obligations.

     7.2 Government Filings and Compliance. Tanners and RTI agree to furnish to the other parties such necessary information and reasonable assistance as the other parties may request in connection with the preparation of necessary filings, submissions or permit applications to any governmental agency in connection with the transactions contemplated hereby or in connection with Tanners' conclusion of its obligations in the Proceedings. The parties shall advise the other parties of the filing of each and every of the foregoing and shall provide to each other copies of such of the foregoing filings, submissions or permit applications as do not contain confidential information. Tanners and RTI agree to use reasonable efforts to comply with all applicable requirements of statutes and governmental orders, regulations or rules relating to the transactions contemplated hereby and the Closing hereunder.

     7.3 Operation of Business. Tanners shall maintain the status quo including maintaining existing employees and restaurant management and shall operate the Acquired Restaurants and Tanners' business substantially in the same manner as conducted presently and will take all actions in the ordinary course to keep their business and properties substantially intact, including their present operations. Tanners will not engage in transactions outside the ordinary course of business.

     8. CONDITIONS PRECEDENT TO RTI'S OBLIGATIONS. The obligation of RTI to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions and the conditions set forth in Sections 1.1, 1.2 and 1.3 above (to the extent noncompliance is not waived in writing by RTI):

     8.1 Representations and Warranties True at Closing. The representations and warranties made by Tanners in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

     8.2 Compliance With Agreement. Tanners shall have performed and complied with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

     8.3 Governmental Approvals. Tanners shall have received all licenses, permits and other governmental approvals deemed necessary in the opinion of RTI's counsel to own the Acquired Assets and operate the Acquired Restaurants.

     8.4 No Restraining Order. No restraining order or injunction or the order of any court or governmental authority shall prevent the transactions contemplated by this Agreement.

     8.5 Bankruptcy Approval. The Bankruptcy Court shall have entered the Sale Procedures Order and the Sale Order, and any of the following shall have occurred: (i) expiration of the time for an appeal therefrom without such appeal having been taken; (ii) if an appeal is taken, denial of such appeal and the expiration of the time for further appeal therefrom without such further appeal having been taken; (iii) failure of the Sale Procedures Order and the Sale Order to have been stayed as of the Closing Date, although an appeal therefrom has been taken, and determination by RTI, in its sole discretion, to consummate the Closing; or (iv) entry of the Sale Procedures Order and the Sale Order, and a determination by RTI, in its sole discretion, to consummate the Closing notwithstanding the failure to occur of the events or conditions specified in the preceding clauses (i),(ii) or (iii).

     8.6 Consent of Third Parties. Each other party to any executory contracts or unexpired leases with any of Tanners under which the transactions contemplated by this Agreement (a) would constitute a default giving rise to a claim for damages or injunctive relief which could materially adversely affect any of the Acquired Assets or the business carried on with any of the Acquired Assets; (b) would accelerate or otherwise modify any obligations which will constitute Assumed Obligations; or (c) would permit cancellation of any of the Restaurant Leases or Identified Executory Contracts, shall have given such consent at no expense to RTI and in form and substance satisfactory to RTI, as may be necessary to permit the consummation of the transactions contemplated by this Agreement without such default, acceleration, modification or cancellation under or of such lease or contract.

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     8.7 Assumption and Assignment of Identified Executory Contracts. Tanners
shall have obtained an order of the Bankruptcy Court authorizing the assumption and assignment to RTI of any Identified Executory Contracts.

     8.8. Absence of Certain Conditions. There shall not have been any material adverse developments from the date hereof to the date of Closing with respect to the business of Tanners, as determined by RTI, in its discretion, including without limitation, any notice of violation from any governmental authority.

     8.9 Liquor Licenses. RTI shall have received written confirmation as of the Closing Date that Tim Robinson has agreed to continue to act as agent under the liquor licenses used for the Acquired Restaurants after the sale of those restaurants to RTI hereunder until RTI or its nominee has obtained new liquor licenses for those restaurants.

     8.10 Noncompete Agreements. Robinson, Bob Hoffman, Clyde Culp, and Margaret Smoot (collectively, the "Key Personnel") shall have entered into noncompete arrangements with RTI on terms and conditions customary in acquisitions of this type.

     9. CONDITIONS PRECEDENT TO TANNERS' OBLIGATIONS. The obligation of Tanners to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by Tanners):

     9.1 Compliance with Agreement. RTI shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the closing.

     9.2 Compliance with Law; No Restraining Order. No restraining order or injunction shall prevent the transactions contemplated by this Agreement, and Tanners and RTI shall have complied with all applicable requirements of statutes and governmental orders, regulations or rules relating to the Closing hereunder.

     9.3 Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to Tanners in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in all respects to Tanners and Tanners' counsel, and Tanners shall have received the originals or certified or other copies of all such records and documents as Tanners may reasonably request.

     9.4 Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Sale Procedures Order and the Sale Order.

     10. TERMINATION.

     10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

     (a) By mutual written consent of Tanners and RTI;

     (b) By RTI, in its sole discretion, if the Bankruptcy Court shall not have issued the Sale Procedures Order and the Sale Order, approving this Agreement and the transactions contemplated hereby, on or before ten (10) days after the Petition Date;

     (c) By RTI, in its sole discretion, if it shall not have obtained satisfactory modifications to the Restaurant Leases as more fully described in subsection 1.3 hereof on or before fifteen (15) days after the Petition Date, and has not waived such condition;

     (d) By RTI, at its election, if an appeal of the Sale Procedures Order or the Sale Order is pending and either of those orders is not stayed pending appeal, in which case, RTI will be entitled to immediate return of up to $100,000.00 loaned to Tanners under the D.I.P. Financing Order with accrued interest and the payment of the break-up fee as described in more detail in the Letter Agreement;

     (e) By RTI or Tanners, if, without fault of the party seeking termination, the Closing shall not have occurred on or before fifteen (15) days after the Petition Date; or

     (f) By RTI or Tanners, if any court of competent jurisdiction in the United States or any other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable.

     11. GENERAL PROVISIONS.

     11.1 Expenses. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, fees and disbursements of attorneys, accountants, and outside advisors, shall be borne by the party incurring such expenses.

     11.2 Further Assurances. If, at any time after the closing, RTI shall consider or be advised that any further instrument of assignment, conveyance or transfer or other document is necessary to vest, perfect or confirm of record in RTI the title to any of the Acquired Assets or otherwise to carry out the provisions of this Agreement, Tanners and or any successor in interest to Tanners shall promptly execute and deliver any and all such instruments, assignments, powers of attorney or other necessary documents and do all such other things necessary to vest, perfect or confirm title to such property or rights in RTI and otherwise to carry out the provisions hereof, within a reasonable period of time after RTI's request and without further cost and expense to RTI.

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     11.3 Notices. All notices, demands and other communications hereunder shall be writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

           If to Tanners, to:                  ---------------------------------
                                               ---------------------------------
                                               ---------------------------------


           With a copy to:                     ---------------------------------
                                               ---------------------------------
                                               ---------------------------------


           If to RTI, to:                      ---------------------------------
                                               ---------------------------------
                                               ---------------------------------


           With a copy to:                     Sheri L. Labovitz, Esq.
                                               Greenberg Traurig
                                               3060 Peachtree Road, NE
                                               Suite 1100
                                               Atlanta, Georgia 30305

     11.4 Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

     11.5 Governing Law. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the State of Georgia.

     11.6 Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

     11.7 Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto; provided, however, that notwithstanding anything to the contrary in this Section 11.7, RTI shall be authorized, without the consent of Tanners, to transfer or assign this Agreement or its rights or obligations hereunder to RTOSF, Inc., a wholly owned subsidiary of RTI or to another entity controlling, under the control of, or under common control with RTI, and, in the case of such an assignment by RTI, all references to RTI herein shall, after such assignment, be deemed to refer to RTI's assignee.

     11.8 No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than Tanners and RTI and their respective shareholders, any rights or remedies under or by reason of this Agreement.

     11.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal and delivered by their respective duly authorized officers as of the date and year first above written.

                                     Hartan, Inc.
                                     Debtor-in-Possession

                                     By:  /s/  Robert J. Hoffman
                                          --------------------------------------
                                     Title:  Acting CEO


                                     Tanner's/Vinings, Inc.
                                     Debtor-in-Possession

                                     By: /s/  Robert J. Hoffman
                                         ---------------------------------------
                                     Title:  Acting CEO


                                     Tanner's/Oaks, Inc.,
                                     Debtor-in-Possession

                                     By: /s/  Robert J. Hoffman
                                         ---------------------------------------
                                     Title:  Acting CEO


                                     Tanner's Mill, Inc.,
                                     Debtor-in-Possession

                                     By: /s/  Robert J. Hoffman
                                         ---------------------------------------
                                     Title:  Acting CEO


                                     Tanner's-Lawrenceville, Inc.,
                                     Debtor-in-Possession

                                     By: /s/  Robert J. Hoffman
                                         ---------------------------------------
                                     Title:  Acting CEO


                                     Tanner's Tucker, Inc.,
                                     Debtor-in-Possession

                                     By:  /s/  Robert J. Hoffman
                                          --------------------------------------
                                     Title:


                     [SIGNATURES CONTINUE ON FOLLOWING PAGE]

                   [SIGNATURES CONTINUED FROM PRECEDING PAGE]


                                     Central Administration, Inc. f/k/a Tanner's
                                     Management, Inc.,
                                     Debtor-in-Possession

                                     By:  /s/  Robert J. Hoffman
                                          --------------------------------------
                                     Title:  Acting CEO


                                     Restaurant Teams International, Inc.

                                     By: /s/
                                         ---------------------------------------
                                     Title:  Executive V.P.